CPI Aerostructures, Inc. Form S-3

Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CPI AEROSTRUCTURES, INC.

(Exact Names of Registrants as Specified in their Respective Charters)

Table 1: Newly Registered and Carry Forward Securities

	Note #	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid		Equity	common stock	Rule 457(o)
		Equity	preferred stock	Rule 457(o)
		Debt	debt securities	Rule 457(o)
		Other	warrants	Rule 457(o)
		Other	Units	Rule 457(o)
		Other	Unallocated (Universal) Shelf	Rule 457(o)	30,000,000	N/A	$30,000,000	0.00013810	$4,143.00
Fees Previously Paid
		Total Offering Amounts:					$30,000,000		$4,143.00
		Total Fees Previously Paid:							–
		Total Fee Offsets:							–
		Net Fee Due:							$4,143.00

(1)	There are being registered hereunder such indeterminate amount of the securities of each identified class as may from time to time be offered hereunder by the Registrant at indeterminate prices which shall have an aggregate initial offering price not to exceed $30,000,000. The securities being registered hereunder also include such indeterminate amount of securities as may be issued upon exercise, settlement, exchange or conversion securities offered or sold hereunder, or pursuant to the anti-dilution provisions of any such securities. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $30,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(2)	Debt securities may be senior or subordinated, convertible or non-convertible and secured or unsecured.
(3)	Warrants may represent rights to purchase debt securities, common stock, preferred stock or other securities registered hereunder.
(4)	Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.
(5)	The proposed maximum offering price per security for the primary offering will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2(A)(ii)(b) of Form S-3 under the Securities Act.

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